GrowBLOX Sciences Appoints Cathryn Kennedy as CFO

LAS VEGAS, DEC. 09, 2014 – GrowBLOX Sciences, Inc. (GBLX), a company that focuses on plant biology and cultivation technology in order to optimize safe and consistent medical cannabis, today announced the appointment of Cathryn Kennedy as its Chief Financial Officer, effective immediately.

“We are excited to have Ms. Kennedy join our team as Chief Financial Officer,” said GrowBLOX Sciences Inc. CEO Craig Ellins. “With experience in a number of different financial roles at firms ranging from start-ups to public companies, she will be invaluable in supporting our growth as we work to bring relief to patients in communities across the country through medical marijuana.”

Prior to joining GrowBLOX Sciences, Ms. Kennedy served in a number of financial roles, including as CFO of eCommLink Inc. and as Director of SEC Reporting at Pinnacle Entertainment Inc. between 2005 and 2008. She was integral in establishing corporate governance policies, managing complex transaction processing, and handling M&A in these previous roles.

“I am excited to join the team at GrowBLOX Sciences,” said Ms. Kennedy. “We are just starting to scratch the surface of  cannabis-based therapies potential to treat historically difficult diseases and conditions and I look forward to operating at the forefront of the industry alongside CEO Craig Ellins, CSO Andrea Small-Howard, and other members of the executive team to unlock this potential.”

About GrowBLOX Sciences, Inc.

GrowBLOX Sciences, Inc., "GB Sciences" (GBLX)—is a biopharmaceutical research and development company focused on creating safe, standardized pharmaceutical-grade cannabis-based therapies that target a variety of medical conditions. The company is pioneering technology, industry-leading processes, and big data-driven clinical research and development loop ability to bring relief to patients in communities across the country.

To learn more about GB Sciences, Inc., go to www.gbsciences.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding the payment of dividends, marketing and distribution plans, development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as the Company's ability to accomplish its business initiatives, significant fluctuations in marketing expenses and ability to achieve and expand significant levels of revenues, or recognize net income, from the sale of its products and services, as well as the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Media and Investor Relations Contact:
Stephen Hart
Hayden IR
hart@haydenir.com
917-658-7878